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                                                                      EXHIBIT 15





C.H. Heist Corp.
Clearwater, Florida

Gentlemen:

With respect to the registration statements No. 33-48497 and 333-26007, we acknowledge our awareness of the incorporation of our reports dated April 24, 1998, July 24, 1998 and October 23, 1998 related to our reviews of interim financial information.

Pursuant to rule 436(c) under the Securities Act of 1933 (the Act), such reports are not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.



                                          Very truly yours,


                                          KPMG LLP



Buffalo, New York
March 12, 1999